EXHIBIT 99

Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com

Komag Announces the Purchase of Substrate Facility

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., February 10, 2004 — Komag, Incorporated (Nasdaq: KOMG), the largest independent supplier of thin-film media for disk drives, today announced that the Company, through its Malaysian subsidiary Komag USA (Malaysia) Sdn., has closed the purchase of a Malaysian substrate manufacturing facility from Trace Storage Technology Corporation (Trace).

Under the agreement, the Company has purchased Trace’s Malaysian substrate manufacturing facility including land, building and equipment for approximately $10 million. The Company intends to manufacture both aluminum ground substrates and plated and polished substrates in this factory for its own use and to sell Trace a portion of the output under a supply agreement.

T.H. Tan, Chief Executive Officer of Komag, stated, “We are pleased to have completed the purchase of this facility. It provides additional substrate manufacturing capacity to complement our previously announced 20% finished disk capacity expansion. This facility also provides additional flexibility, if needed, in the future for glass based disk opportunities.”

About Komag

Founded in 1983, Komag is the world’s largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.

For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to the Company’s expectation that it intends to manufacture both aluminum ground substrates and plated and polished substrates in the acquired Malaysian factory for its own use and to sell Trace a portion of the output under a supply agreement. The Company’s actual results could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, the inability of the Company to utilize the factory as anticipated given economic or physical conditions and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.